Exhibit 10.1

LEASE

by and between

BMR-MEDICAL CENTER DRIVE LLC,

a Delaware limited liability company

and

GLYCOMIMETICS, INC.,

a Delaware corporation

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31.	Defaults and Remedies	45

32.	Bankruptcy	51

33.	Brokers	52

34.	Definition of Landlord	52

35.	Limitation of Landlord’s Liability	53

36.	Joint and Several Obligations	53

37.	Representations	54

38.	Confidentiality	54

39.	Notices	54

40.	Miscellaneous	55

41.	[Intentionally omitted]	57

42.	Options to Extend Term	57

43.	Right of First Refusal	59

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LEASE

THIS LEASE (this “Lease”) is entered into as of this 23rd day of July, 2014 (the “Execution Date”), by and between BMR-MEDICAL CENTER DRIVE LLC, a Delaware limited liability company (“Landlord”), and GLYCOMIMETICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 9704, 9708, 9712 and 9714 Medical Center Drive, Rockville, Maryland, including the buildings located thereon; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, all of the Rentable Area (the “Premises”) located in the building at 9708 Medical Center Drive, Rockville, Maryland (the “Building”), pursuant to the terms and conditions of this Lease, as detailed below. For purposes of this Lease, except as expressly stated otherwise in this Lease, the Premises shall mean the Building.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1 Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto, including exclusive shafts, cable runs, mechanical spaces and rooftop areas (but specifically excluding any mechanical, shaft, rooftop and data spaces for equipment serving areas of the South Campus (as defined below) outside of the Building), for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building and the buildings located at 9704, 9712 and 9714 Medical Center Drive, Rockville, Maryland, are hereinafter collectively referred to as the “Project.” The Building is located on a portion of the Project commonly referred to as the “South Campus,” which is that part of the Project comprised of the Building and two (2) other buildings located at 9712 and 9714 Medical Center Drive, Rockville, Maryland and the legal lot on which they are located, together with all appurtenances thereto (collectively, the “South Campus”). All portions of the Project that are for the non-exclusive use of tenants of the South Campus or the Project (as applicable) generally, including driveways, sidewalks, parking areas, landscaped areas, and service corridors, stairways, elevators, public restrooms, public lobbies and the Amenities Area (as defined below), are hereinafter referred to as “Common Area.”

1.2 There currently exists an amenities area located in the amenities level of the building at 9714 Medical Center Drive, Rockville, Maryland, which consists of a fitness center, kitchenette, bathrooms, locker room, board room, and assembly area (collectively, the “Amenities Area”) as shown on Exhibit D. The Amenities Area is currently for the use of the tenants of the South Campus (including Tenant); provided, however, that Landlord reserves the right to allow the tenants of the entire Project to use the Amenities Area.

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1 This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2 In the definitions below, each current Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Shares” are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)
Approximate Rentable Area of Premises	33,843 square feet
Approximate Rentable Area of Building	33,843 square feet
Approximate Rentable Area of South Campus	92,125 square feet
Approximate Rentable Area of Project	214,725 square feet
Tenant’s Pro Rata Share of Building	100%
Tenant’s Pro Rata Share of South Campus	36.74%
Tenant’s Pro Rata Share of Project	15.76%

2.3 Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date (as defined below), subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area*	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Month 1 – Month 12	30,000	$20.25 annually	$50,625	$607,500

*	Note: Base Rent for the Premises during the initial Term and the term of any Option (as defined below) shall be calculated based on 30,000 square feet of Rentable Area; provided, however, that such calculation shall not affect, alter or modify (in any way) any of Tenant’s other rights, duties or obligations under this Lease with respect to the Premises.

2.4 Estimated Term Commencement Date: November 1, 2015

2.5 Estimated Term Expiration Date: October 31, 2023

2.6 Security Deposit: None

2.7 Permitted Use: Office, R&D, manufacturing and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8 Address for Rent Payment:

BMR-Medical Center Drive LLC
Attention Entity 472 P.O. Box 511415 Los Angeles, California 90051-7970

2.9 Address for Notices to Landlord:

BMR-Medical Center Drive LLC
17190 Bernardo Center Drive San Diego, California 92128 Attn: Vice President, Real Estate Legal

2.10 Address for Notices to Tenant:

Prior to Occupancy:

GlycoMimetics, Inc. 401 Professional Drive #250 Gaithersburg, MD 20879
Attn: Brian Hahn

As of Occupancy:

GlycoMimetics, Inc. 9708 Medical Center Drive Rockville, Maryland 20850
Attn: Brian Hahn

2.11 Address for Invoices to Tenant:

Prior to Occupancy

GlycoMimetics, Inc.
401 Professional Drive #250
Gaithersburg, MD 20879 Attn: Brian Hahn

As of Occupancy

GlycoMimetics, Inc.
9708 Medical Center Drive
Rockville, Maryland 20850 Attn: Brian Hahn

2.12 The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Tenant Improvement Plans
Exhibit B-1	Tenant Work Insurance Schedule
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Amenities Area
Exhibit E	[Intentionally omitted]
Exhibit F	Rules and Regulations
Exhibit G	[Intentionally omitted]
Exhibit H	Tenant’s Personal Property
Exhibit I	Form of Estoppel Certificate
Exhibit J	Tenant’s Generator

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the Term Commencement Date (as defined in Article 4) and end on October 31, 2023 (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein and to extension pursuant to the Options.

3.1 Tenant shall have the one-time option to terminate this Lease (the “Termination Option”) effective as of October 31, 2020 (the “Termination Date”) by providing Landlord no less than nine (9) months’ prior written notice (the “Termination Notice”). On or before the Termination Date, Tenant shall deliver to Landlord the Termination Fee (as defined below) as consideration for and a condition precedent to such early termination. The “Termination Fee” means an amount equal to the unamortized amounts (as of the Termination Date) of (a) the Tenant Improvement Costs (as defined below) (which costs, shall be provided to Tenant upon Substantial Completion, together with reasonable back up documentation) and (b) the leasing commissions paid by Landlord in connection with this Lease, which amounts shall be calculated by amortizing the same on a straight-line basis at seven percent (7%) per annum commencing on the Term Commencement Date and ending on the Term Expiration Date. If Tenant fails to timely deliver to Landlord the Termination Notice or the

Termination Fee, then the Termination Option shall automatically terminate and be of no further force or effect. If Tenant timely delivers to Landlord the Termination Notice and the Termination Fee, then Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with all of the terms and conditions of this Lease. If Tenant does not so surrender the Premises in accordance with all of the terms and conditions of this Lease on or before the Termination Date, then Tenant, pursuant to Article 27, shall become a tenant at sufferance until the actual date (the “Surrender Date”) that Tenant surrenders the Premises to Landlord in accordance with the terms and conditions of this Lease. If Tenant timely delivers to Landlord the Termination Notice and the Termination Fee, then this Lease shall terminate on the Termination Date and shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of this Lease. Notwithstanding anything in this Section to the contrary, Tenant shall not be permitted to exercise the Termination Option during a Default (as defined below) that remains uncured. Any attempted exercise of the Termination Option during a Default that remains uncured shall be void and of no force or effect. The Termination Option is personal to GlycoMimetics, Inc. and may not be exercised by any assignee, sublessee or transferee of this Lease, except by a Tenant Affiliate (as defined below) subsequent to an assignment of this Lease to such Tenant Affiliate that qualifies as an Exempt Transfer (as defined below).

4. Possession and Commencement Date.

4.1 Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Term Commencement Date, with the work (the “Tenant Improvements”) required of Landlord on Exhibit B Substantially Complete (as defined below). Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Term Commencement Date for any reason, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (c) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Share (as defined below) of Operating Expenses (as defined below) until the actual Term Commencement Date as described in Section 4.2 occurs. The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the plans attached hereto as Exhibit B (the “Tenant Improvement Plans”), except for Punch List Items (as defined below) and Tenant has received a use and occupancy permit (or the legal equivalent) from the appropriate Governmental Authorities allowing occupancy of the Premises. Notwithstanding anything in this Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below). When the Tenant Improvements are nearing Substantial Completion, Landlord shall notify Tenant and within five (5) business days thereafter Tenant and Landlord shall conduct a walk-through of the Premises and prepare a Punch List (as defined below) relating to the Tenant Improvements (the “T.I. Punch List”). Landlord shall use its commercially reasonable efforts to cause its contractor for the Tenant Improvements to complete the Punch List Items on the T.I. Punch List within sixty (60) days thereafter. When Landlord considers the Tenant Improvements to be Substantially Complete, Landlord shall deliver to Tenant, for Tenant’s confirmation (which shall not be unreasonably withheld, conditioned or delayed), notice thereof (the “Punch List Notice”), which will stipulate which of the Punch List Items on the T.I. Punch List, if any, remain incomplete. Failure of Tenant to respond to the Punch List Notice within five (5) business days after delivery to Tenant shall constitute Tenant’s confirmation of the contents thereof, including the outstanding Punch List Items from the T.I. Punch List. Tenant agrees that Landlord shall have no obligation to complete any items not listed on the T.I. Punch List. For the purposes of this Lease, (i) the term “Punch List Items” shall mean finishing details, minor details of construction or decoration, mechanical adjustments and similar items of the type customarily found on an architectural punch list, and (ii) the term “Punch List” shall mean a list of Punch List Items.

4.2 The “Term Commencement Date” shall be the later of (a) the Estimated Term Commencement Date and (b) the first business day of the week that is thirty (30) days following the date on which Landlord tenders possession of the Premises to Tenant with the Tenant Improvements Substantially Complete. If possession is delayed by action of Tenant, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after the actual Term Commencement Date, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3 Landlord shall cause the Tenant Improvements to be constructed in the Premises at Landlord’s sole cost and expense. All costs incurred by Landlord in connection with the Tenant Improvements including, without limitation, costs of (a) construction, (b) space planning, architect, engineering and other related services, (c) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (d) costs and expenses for labor, material, equipment and fixtures shall be referred to in this Lease as the “Tenant Improvement Costs.” In the event that Tenant fails to comply with any of its obligations under this Lease and such failure causes Landlord to incur additional Tenant Improvement Costs, Tenant shall pay to Landlord as Additional Rent (as defined below) the amount of any such additional costs within thirty (30) days of receiving an invoice from Landlord. Landlord shall construct the Tenant Improvements in a first-class, good and workmanlike manner, using good materials and in compliance with all Applicable Laws and consistent with the Tenant Improvement Plans. Landlord shall obtain from Landlord’s contractor constructing the Tenant Improvements warranties against defects in materials and workmanship in the Tenant Improvements, which warranties shall be for a period of not less than one (1) year following Substantial Completion, and Landlord shall, as of the Term Commencement Date, assign to Tenant any of Landlord’s rights to enforce such warranties (provided that Landlord shall be permitted to retain all of its rights with respect to such warranties notwithstanding such assignment).

4.4 Any changes to the Tenant Improvement Plans requested by Tenant (each, a “Tenant Change”) shall be requested and instituted in accordance with the provisions of this Section 4.4 and shall be subject to the written approval of Landlord.

4.4.1 Tenant may request Tenant Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Tenant Change Request”), which Tenant Change Request shall detail the nature and extent of any requested Tenant Changes.

4.4.2 All Tenant Change Requests shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have three (3) business days after receipt of a Tenant Change Request to notify Tenant in writing of Landlord’s approval or rejection of the Tenant Change. Landlord’s failure to respond within such three (3) business day period shall be deemed approval by Landlord.

4.4.3 Notwithstanding anything to the contrary in this Lease, Tenant shall be solely responsible for all costs and expenses related to any Tenant Changes. Tenant shall, within forty-five (45) days of receiving an invoice therefor (provided, however, that Landlord shall not be permitted to invoice Tenant for such costs until Landlord has paid or incurred, or committed to pay or incur, such costs), pay to Landlord the amount of any such costs.

4.4.4 Notwithstanding anything to the contrary in this Lease, the Abatement Date (as defined below) and the Outside Date (as defined below) shall be subject to extension on a day-for-day basis as a result of any actual delay in Substantial Completion of the Tenant Improvements to the extent caused by a Tenant Change.

4.4.5 The Tenant Improvement Plans shall be automatically updated to include any Tenant Changes approved by Landlord in accordance with this Section 4.4.

4.5 Landlord shall be permitted to make changes to the Tenant Improvement Plans (each, a “Landlord Change”) subject to the terms, conditions and provisions of this Section 4.5. Landlord shall be solely responsible for all costs and expenses related to any Landlord Changes.

4.5.1 Landlord may request Landlord Changes by notifying Tenant in writing in substantially the same form as the AIA standard change order form (a “Landlord Change Request”), which Landlord Change Request shall detail the nature and extent of any requested Landlord Changes.

4.5.2 Subject to Section 4.5.3 below, all Landlord Change Requests shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have five (5) days after receipt of a Landlord Change Request to notify Landlord in writing of Tenant’s approval or rejection of the Landlord Change. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant.

4.5.3 Notwithstanding anything to the contrary in this Lease, Landlord shall be permitted to make Landlord Permitted Changes (as defined below) with notice to Tenant, but without obtaining Tenant’s consent. “Landlord Permitted Changes” shall mean (a) minor field changes and (b) changes required by Applicable Laws or by a Governmental Authority; provided, however, with respect to any changes required by Applicable Law or by a Governmental Authority that materially and adversely impact the floor plan and/or functionality of the Premises, Tenant shall have five (5) business days after receipt of such notice within which to evaluate the potential impact such changes would have on Tenant’s proposed use of the Premises, and to provide to Landlord an alternative or alternatives that would minimize the adverse impact of such required changes on the floor plan and/or functionality of the Premises, as applicable. If Tenant provides an alternative to Landlord within said five (5) business day period with which Landlord disagrees, then Landlord and Tenant shall work together in good faith to agree upon how to minimize the adverse impact of such changes until an agreement is reached, but any delay in Substantial Completion as a result thereof shall be a Term Commencement Date Delay (as defined below), which shall extend the Abatement

Date and the Outside Date as set forth in Sections 4.6 and 4.7, respectively, below, and the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay.

4.5.4 The Tenant Improvement Plans shall be automatically updated to include any Landlord Permitted Changes or other Landlord Changes approved by Tenant in accordance with this Section 4.5.

4.6 Notwithstanding anything to the contrary in this Lease, if Substantial Completion has not occurred by the date that is one hundred fifty (150) days after the day that Landlord has obtained any and all final permits (required by Applicable Laws or any Governmental Authority) in connection with the Tenant Improvements (such date, the “Abatement Date”), then Tenant shall be entitled to receive one (1) day of Base Rent abatement for each day thereafter that Substantial Completion has not occurred with such Base Rent abatement commencing on the actual Term Commencement Date; provided, however, that the Abatement Date shall be subject to extension on a day-for-day basis as a result of any delays in Substantial Completion to the extent actually caused by (a) Force Majeure, (b) Tenant Changes or (c) Tenant (collectively, a “Term Commencement Date Delay”). If Landlord contends that a Term Commencement Date Delay has occurred, Landlord shall notify Tenant in writing (any such notice, a “Delay Notice”) within five (5) days of the date upon which such Term Commencement Date Delay becomes known to Landlord, and the Term Commencement Date Delay shall not be deemed to commence until Landlord provides Tenant with such notice. Landlord’s failure to deliver a Delay Notice to Tenant within the required five (5) day time period shall be deemed to be a waiver by Landlord of the contended Term Commencement Date Delay to which such Delay Notice would have related. If, within five (5) business days of receiving a Delay Notice, Tenant notifies Landlord that it disagrees with the Term Commencement Date Delay claimed by Landlord in such Delay Notice (any such notice, an “Objection Notice”), then the parties shall work together in good faith to resolve the matter within ten (10) business days of Tenant’s delivery of such Objection Notice. If Landlord and Tenant are unable to resolve the matter within such ten (10) business day period, then the matter shall be submitted to the architect engaged by Landlord in connection with the Tenant Improvements (the “Architect”) for resolution in accordance with the terms, conditions and provisions of this Section. Within five (5) days of the Architect’s request, each party shall provide the Architect with such party’s description of the matter at hand (including, without limitation, such party’s proposed resolution) (for each of Landlord and Tenant, its “Proposed Resolution”). Within five (5) days of receiving the Proposed Resolutions, the Architect shall select the Proposed Resolution that the Architect, in its sole and absolute discretion, determines to be the most appropriate outcome under the circumstances (provided, however, that if either party fails to timely submit its Proposed Resolution to the Architect, then the Architect shall select the other party’s Proposed Resolution). The determination of the Architect shall be final and non-appealable and may be reduced to judgment by any court of competent jurisdiction.

4.7 Notwithstanding anything to the contrary in this Lease, if Substantial Completion has not occurred by November 1, 2015 (the “Outside Date”), then Tenant shall have the right to terminate this Lease by delivering written notice to Landlord so long as such notice is received by Landlord both (a) prior to Substantial Completion, and (b) within thirty (30) days after the Outside Date; provided, however, that the Outside Date shall be subject to extension on a day-for-day basis as a result of any delays in Substantial Completion to the extent caused by a Term Commencement Date Delay. In the event that Tenant timely and properly terminates this Lease in accordance with this Section, Landlord and Tenant shall be released thereby without further obligation to the other from the date of such termination (except with respect to those provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof).

4.8 Subject to all of the terms, conditions, provisions, covenants and agreements set forth in this Section 4.8, in the event that Substantial Completion occurs prior to the Term Commencement Date, Landlord shall permit Tenant to occupy the Premises for the Permitted Use during the period commencing on the day immediately following the date that the Tenant Improvements are Substantially Complete (such date the “Early Occupancy Date,” and the period commencing on the Early Occupancy Date and ending on the day immediately prior to the Term Commencement Date, the “Early Occupancy Period”); provided, however, that (a) prior to occupying the Premises during the Early Occupancy Period, Tenant must furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and (b) Tenant’s occupancy of the Premises during the Early Occupancy Period shall be subject to all of the terms, conditions, provisions, covenants and agreements set forth in this Lease other than the payment of Base Rent or Tenant’s Share of Operating Expenses (as defined below). During the Early Occupancy Period, Tenant shall pay for all utilities serving, or supplied to, the Premises as Additional Rent in accordance with Article 16 below; provided, however, that, during the Early Occupancy Period only, in no event shall Tenant’s obligations with respect to utilities exceed an amount equal to Three Dollars ($3.00) per square foot of Rentable Area of the Premises per year, payable on a monthly basis, and the excess amount, if any, shall not be charged to Tenant, directly, by inclusion in Operating Expenses, or otherwise.

4.9 In the event that Landlord permits (in Landlord’s sole and absolute discretion) Tenant to enter upon the Premises prior to the Term Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Tenant’s Share of Operating Expenses; and provided, further, that if the Term Commencement Date is delayed due to such early access, then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay. Furthermore, it shall be a condition to any entry into the Premises by Tenant pursuant to this Section 4.9 that (a) Tenant notifies Landlord in advance of such proposed entry and coordinates such entry so as to be accompanied by Landlord or Landlord’s representative, (b) Tenant’s entry does not hinder or interfere with construction of the Tenant Improvements or the activities of the Landlord’s contractors, and (c) Tenant takes such reasonable protective precautions or measures as Landlord may reasonably request, given the stage of any construction at the Building, including the Tenant Improvements, at the time of such entry, including (if appropriate) execution of releases from liability for the Landlord Parties from injuries sustained by any Tenant Party during such entry. In addition to any indemnity set forth in this Lease, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Premises or any portion of the Property and against injury to any persons caused by Tenant’s entry upon the Premises pursuant to this Section 4.9.

5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, except as otherwise expressly set forth in this Lease. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the date (the “Possession Date”) that is the earlier of (i) the Early Occupancy Date and (ii) the Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to the Tenant Improvements, and except as otherwise expressly set forth in this Lease. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair for the purpose of permitting Tenant to take occupancy. Notwithstanding anything to the contrary (but subject to the last grammatical sentence of this Article 5), Landlord hereby represents and warrants that, as of the Possession Date, (w) to its actual present knowledge, without any duty to make any independent investigation or inquiry, there are no Hazardous Materials in the Building in violation of Applicable Laws except as otherwise set forth in that certain Phase 1 Environmental Site Assessment of J. Craig Venter Institute, dated April 29, 2010, prepared by EMG for BioMed Realty Trust, Inc., (x) the windows and window seals in the Premises shall be in good working order, condition and repair and shall be in a condition such that they will not leak under normal circumstances, (y) the base Building mechanical, electrical (including any electrical panels), sprinkler, fire alarm, plumbing and heating, ventilating and air conditioning systems serving the Premises, shall be in good working order, condition and repair and (z) restrooms within the Premises shall be in compliance with all Applicable Laws; provided, however, that Tenant’s sole and exclusive remedy for a breach of such representation and warranty shall be to deliver notice to Landlord (“Repair Notice”) on or before the date that is six (6) months after the Possession Date with respect to items that would be apparent to Tenant upon a reasonable visual inspection of the Premises and/or the Building, as applicable, and within sixty (60) days after discovery of any other breach (each such date, a “Warranty Date”) detailing the nature of such breach. In the event that Landlord receives a Repair Notice on or before the Warranty Date applicable to the breach of the representation and warranty described therein, Landlord shall promptly make any repairs reasonably necessary to correct the breach described in the Repair Notice. The representation and warranty provided by Landlord in subsections (w), (x), (y) and (z) above shall expire, and be of no further force or effect, on the applicable Warranty Date and Landlord shall not have any further obligations or liabilities in connection with such representation and warranty (except with respect to any actual breaches identified in a Repair Notice delivered by Tenant to Landlord on or before the applicable Warranty Date). The provisions of this Section 5 shall in no way limit or modify Landlord’s other repair, maintenance and replacement obligations under this Lease.

6. Rentable Area.

6.1 The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, and the same may only be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect physical changes to the Premises, the Building, the South Campus or the Project, as applicable, but for no other purpose. Accordingly, at no time during the Term shall (a) the Rentable Area of the Premises be changed unless there is a physical change in the Premises that changes the Rentable Area thereof or (b) Tenant’s Pro Rata Share of Building, Tenant’s Pro Rata Share of South Campus or Tenant’s Pro Rata Share of Project be changed solely as a result of the conversion of Rentable Area thereof to Common Area.

6.2 The Rentable Area of each Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3 The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within each Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

6.4 The Rentable Area of the South Campus is the total Rentable Area of all buildings within the South Campus. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project.

7. Rent.

7.1 Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, subject to the rental adjustments provided in Article 8 hereof, each in advance on the first day of each and every calendar month during the Term.

7.2 In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3 Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4 Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

8. Rent Adjustments. Base Rent shall be subject to an annual upward adjustment of two and one-half percent (2.5%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

9. Operating Expenses.

9.1 As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Building, the South Campus or the Project (including the parcel or parcels of real property upon which the Building, the other buildings in the Project and areas serving the Building and the Project are located)) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and

(b) All other costs of any kind incurred and actually paid by Landlord in connection with the operation or maintenance of the Building, the South Campus and the Project, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating, ventilation and air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping, snow removal and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures, except as expressly provided in

SubSection 9.1(c) below; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Law); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons (other than persons generally considered to be higher in rank than the position of “Senior Property Manager”) who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow trucks and handymen.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; any advertising, legal and space planning expenses and leasing commissions or other costs and expenses incurred in procuring and leasing space to tenants, including free rent and construction allowances provided to such tenants; expenses that relate to preparation of rental space for a tenant, including costs of space planning; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); any renovation prior to the date of this Lease; costs of correcting defects in the original construction or renovation of the Project (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to the negotiation or enforcement of other leases; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest or principal payments upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof and payments of rent under any ground lease or other underlying lease of all or any portion of the Project (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under SubSection 9.1(a)); salaries of executive officers of Landlord; wages and benefits of any employee of Landlord who does not devote substantially all of his or her employed time to the Project, unless such wages and benefits are prorated to reflect time spent on operating, managing, maintaining or repairing the Project vis-à-vis time spent on matters unrelated to operating, managing, maintaining or repairing the Project; provided, however, in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Property Manager; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in SubSection 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of SubSection 9.1(a); and the costs of capital expenditures with respect to (i) the systems located within the Building that serve areas of the South Campus outside of the Building (i.e. central boilers and chillers located within the Building), (ii) the foundation, roof and exterior walls of the Building and (iii) Required Capital Replacements (as defined in Section 18.7 below); costs of completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work; costs of items or services for which Tenant or any other tenant in the Project reimburses Landlord or taxes required to be paid directly by other tenants of the Project, whether or not actually paid; costs (including all attorneys’

fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants of the Project, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, Project management, Project leasing agents, or purchasers or mortgagees of the Building or Project; costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the Project of the terms and conditions of any lease of space in the Project or any Applicable Laws; penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of any taxes referenced in Subsection 9.1(b) and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of such taxes required to be made by Landlord hereunder before delinquency; overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis; costs of Landlord’s charitable or political contributions; costs of acquisition and maintenance of art located at the Project; costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord; auditing fees, other than those incurred in connection with the preparation of the annual statement or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions; Landlord’s general overhead expenses not directly related to the Project or the Common Areas; costs incurred in the sale or refinancing of the Project or any part thereof (including any transfer or recording taxes on any deed or mortgage), provided, that any increase in property or other taxes as a result of any such sale or refinancing shall constitute an Operating Expense under SubSection 9.1(a) above; costs associated with the operation of the business of the partnership or entity that constitutes the Landlord as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting associated with the operation of the Project); any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess use in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Share”). Upon receipt of written request from Tenant, Landlord shall provide Tenant documentation reasonably supporting Tenant’s excess usage.

(d) Notwithstanding anything to the contrary in the Lease, the aggregate Controllable Operating Expenses (as defined below) in any calendar year shall not increase by more than five percent (5%) over the maximum amount of Controllable Operating Expenses chargeable for the immediately preceding calendar year, on a non-cumulative basis (the “Cap”); provided, however, that the Cap shall not go into effect until the second (2nd) full calendar year of the Term (i.e., the Cap shall not apply to any period of time prior to the first (1st) day of the second (2nd) full calendar year of the Term). “Controllable Operating Expenses” shall mean all Operating Expenses except property taxes and assessments, utility charges, insurance charges and snow removal costs. By way of illustration only, if the actual per square foot Controllable Operating Expenses during the calendar year 2016 are Two Dollars ($2.00), the Cap for the calendar year 2017 will be Two and 10/100 Dollars ($2.10) (i.e., $2.00 x 1.05) and the Cap for the calendar year 2018 will be Two and 21/100 Dollars ($2.21) (i.e., $2.10 x 1.05).

9.2 Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Share of Operating Expenses with respect to the Building, the South Campus and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord, but in no event longer than one hundred eighty (180) days after the conclusion of each calendar year), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of such statement. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Term has expired, Landlord shall accompany such statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

9.3 Landlord may, from time to time, but not more often than once annually, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project. Since the Project consists of multiple buildings and campuses, certain Operating Expenses may pertain to a particular building, certain Operating Expenses may pertain to the South Campus, and other Operating Expenses to the Project as a whole. Landlord reserves the right in its sole discretion to allocate any such costs applicable to any particular building within the Project to such building, any costs applicable to the South Campus to the buildings comprising the South Campus (including the Building), and other such costs applicable to the Project to each building in the Project (including the Building), with the tenants in each building being responsible for paying their respective proportionate shares of their buildings to the extent required under their leases. Landlord shall allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant. Upon written request from Tenant, Landlord shall provide Tenant with documentation reasonably supporting Landlord’s allocation of such costs.

9.4 [Intentionally omitted]

9.5 Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date.

9.6 Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7 Intentionally omitted.

9.8 In the event that the Building, South Campus or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building, South Campus or Project, as applicable, to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Building, South Campus or Project, as applicable, been fully occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property.

10.1 Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2 If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3 If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the applicable governmental assessor’s office are available and sufficiently detailed to serve as a basis for determining whether such Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. [Intentionally omitted]

12. Use.

12.1 Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2 Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3 Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4 Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5 No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant.

12.6 No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent.

12.7 No exterior sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Signage shall conform to Landlord’s design criteria. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition; provided, however, that, subject to Applicable Laws, Landlord shall install not later than the Term Commencement Date, at Landlord’s sole cost and expense, one sign on the top level of the facade on the exterior of the Building displaying Tenant’s corporate logo (with the design, size and location of such façade signage to be mutually agreed upon between Landlord and Tenant). Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage in the event of the termination of this Lease prior to the Term Expiration Date as a result of Tenant’s exercise of the Termination Option or a Default. Interior signs on entry doors to the Premises and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Landlord’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only.

12.8 Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design unless Tenant obtains Landlord’s prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

12.9 Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

12.10 Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11 Landlord shall deliver the Premises and the Tenant Improvements to Tenant on the Possession Date in compliance with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”) and Applicable Laws; provided, however, that if Landlord fails to so deliver the Premises and the Tenant Improvements in compliance with the ADA and Applicable Laws, then Tenant’s sole and exclusive remedy shall be to deliver written notice to Landlord detailing the nature of such failure and, upon receipt of any such notice, Landlord shall (at its sole cost and expense) promptly make any modifications reasonably necessary correct such failure. Except as otherwise provided in the immediately preceding sentence of this Section 12.11, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the ADA, and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1 Tenant shall have the non-exclusive right, in common with others, to use the Common Areas in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Common Areas and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations; provided, however, upon receipt of written notice from Tenant detailing an ongoing violation of the Rules and Regulations by another tenant or any agent, employee or invitee thereof that materially and adversely affects Tenant, Landlord will use commercially reasonable efforts to address any actual violation (provided, however, that in no event and under no circumstances shall Landlord be required to take legal action against any other tenant in connection with such violation).

13.2 This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”). Tenant shall comply with the CC&Rs.

13.3 Tenant shall have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share of parking facilities serving the Project in common on an unreserved basis with other tenants of the Project during the Term at no additional cost. As of the Execution Date, Tenant’s Pro Rata Share of the parking facilities described above is equal to two point six (2.6) parking spaces per one thousand (1,000) square feet of Rentable Area (i.e., eighty-eight (88) spaces). Tenant shall have the option to convert four (4) of the unreserved parking spaces allocated to Tenant under this Section into reserved parking spaces (provided, however, that the location of such reserved spaces shall be subject to Landlord’s consent, which will not be unreasonably withheld). In the event Tenant makes such an election, Landlord shall appropriately mark and designate such reserved spaces and such reserved spaces shall be allocated to Tenant as part of Tenant’s Pro Rata Share of the parking facilities.

13.4 Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof, but not below the parking rights granted in Section 13.3 above. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

14. Project Control by Landlord.

14.1 Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building and other buildings within the Project to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies, entrances and landscaping; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises.

14.2 Possession of areas of the Premises necessary for utilities, services, safety and operation of the Project (as opposed to those areas exclusively serving the Premises) is reserved to Landlord.

14.3 Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for, or imposes material additional obligations on, Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4 Landlord may, at any and all reasonable times during non-business hours (or during business hours, if (a) with respect to SubSections 14.4(u) through 14.4(y), Tenant so requests, and (b) with respect to SubSection 14.4(z), if Landlord so requests), and upon one (1) business day’s prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder and to show the Premises to current and prospective purchasers and lenders, (v) supply any service Landlord is required to provide hereunder, (w) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective tenants during the final year of the Term. In connection with any such alteration, improvement or repair as described in SubSection 14.4(w), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed, provided that such structures do not obstruct the view, if any, of Tenant’s Logo Sign from Shady Grove Road and Medical Center Drive, or from the parking facilities serving the Project for an unreasonable period of time given the scope of such work, unless Landlord provides temporary signage displaying Tenant’s logo and having visibility similar to that of Tenant’s existing exterior Building signage being obstructed by such work. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof, but Landlord shall give Tenant telephonic and email notice promptly after any such entry, provided that Tenant has previously given Landlord a telephone number and email address for such purpose. Notwithstanding the foregoing, or anything contained in this Lease to the contrary, Tenant may elect, by providing not less than thirty (30) days’ prior written notice to Landlord, to provide that certain areas within the Premises are restricted to Tenant, its employees and other authorized agents, following which such areas shall not be accessed by any other person (including Landlord and its agents), except when accompanied by an employee or agent of Tenant; provided, however, that Landlord may enter any such restricted areas of the Premises without prior notice and without being accompanied by an employee or agent of Tenant if an emergency necessitates immediate access thereto, and in such event, the provisions of the immediately prior sentence of this Subsection 14.4 shall apply to such entry.

15. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1 Landlord shall maintain the utility connections and facilities located in the Common Area as of the Execution Date up to the point of entry to the Premises. Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Share of such utilities to reflect such excess. In the event that the South Campus or Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage that varies depending on the occupancy of the South Campus or Project (as applicable) to equal Landlord’s reasonable estimate of what such utility usage would have been had the South Campus or Project, as applicable, been fully occupied during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities.

16.2 Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); physical natural disasters; strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); regulations, moratoria or other actions, inactions or delays; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”). In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive business days following written notice to Landlord and as a result of Landlord’s gross negligence or willful misconduct in the performance of its maintenance and repair obligations under this Lease (and except to the extent that such failure is caused in whole or in part by the action or inaction of a Tenant Party), the provision of HVAC (as defined below) or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Tenant’s Base Rent and Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent and Operating Expenses) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Operating Expenses shall be abated. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises.

16.3 Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building, South Campus or Project (as applicable) beyond the existing capacity of the Building, South Campus or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Building’s, South Campus’s or Project’s (as applicable) capacity to provide such utilities or services; provided, however, that Tenant shall not be in breach of this Section 16.4 if within ten (10) days after notice from Landlord that Tenant failed to obtain Landlord’s prior written consent as required under this Section 16.4 Tenant either (a) obtains Landlord’s written consent to the use of such device or devices, or (b) ceases the use thereof.

16.5 If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building, South Campus or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6 Landlord shall provide water in Common Areas for lavatory and landscaping purposes only, which water shall be from the local municipal or similar source; provided, however, that if Landlord determines that Tenant requires, uses or consumes water provided to the Common Areas for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (“Tenant Water Meter”) and thereby measure Tenant’s water consumption for all purposes. Landlord shall pay for the costs of any Tenant Water Meter and the installation and maintenance thereof during the Term. If Landlord installs a Tenant Water Meter, Tenant shall pay for water consumed, as shown on such meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred or payments made by Landlord for any of the reasons or purposes stated in this Section shall be deemed to be Additional Rent payable by Tenant and collectible by Landlord as such.

16.7 Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and, subject to the abatement right set forth in Section 16.2 above, Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

16.8 There currently exists a back-up generator in the South Campus that is connected to the Premises’ emergency electrical panel (the “Generator”). Tenant shall be entitled to use up to its proportionate share (after deducting any power from the Generator required for the Common Area and any systems and equipment located with the Building and serving other areas of the South Campus) of power from the Generator on a non-exclusive basis with other tenants in the South Campus. The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator in good working condition, but shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. The provisions of Section 16.2 of this Lease shall apply to the Generator, including the abatement right set forth therein. Subject to the terms and conditions set forth in Exhibit J, during the Term, Tenant shall have the right to install and maintain a supplemental standby generator (the “Tenant’s Generator”) at the Property.

16.9 Within ninety (90) days after the Execution Date, an independent heating, ventilation and air conditioning (“HVAC”) contractor mutually selected by Landlord and Tenant shall review the existing HVAC systems and equipment exclusively serving the Premises and make recommendations as to which HVAC unit(s) or components require repair or replacement. As part of the Tenant Improvements, Landlord shall implement all reasonable recommendations to repair and/or replace HVAC equipment. and Tenant shall be assigned all warranties for such work under the terms of Section 4.3 above. For the Premises, Tenant shall, at Tenant’s sole cost and expense, maintain (in good working condition), repair and operate the HVAC systems exclusively serving the Premises used for the Permitted Use only. Tenant shall keep in full force and effect during the Term (and occupancy by Tenant, if any, after termination of this Lease) a preventative maintenance contract for quarterly, semi-annual, and annual HVAC inspections and maintenance using a qualified, licensed, bonded service provider reasonably approved by Landlord. Notwithstanding anything to the contrary in this Section, but subject to the abatement right set forth in Section 16.2 above, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services. If requested in writing by Landlord, Tenant shall provide to Landlord copies of HVAC maintenance contracts and HVAC maintenance reports on a quarterly basis. In the event Landlord (in its reasonable discretion) determines that Tenant is not maintaining, operating or repairing the HVAC system as required herein, Landlord (by written notice to Tenant) shall have the right (but not the obligation) to take over such obligations and Tenant shall pay Landlord upon demand for the cost of performing such work as Additional Rent.

16.10 For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants, Governmental Authorities and to the extent required by Applicable Laws, other third parties. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease. If any tax credits are obtained by Landlord solely as a result of Tenant’s efforts to reduce its utility usage at the Premises, then to the extent such tax credits are assignable to Tenant without any third party consent, Landlord will assign such tax credits to Tenant.

17. Alterations.

17.1 Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation, foundation systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), proposed work contracts (with final, signed work contracts to be provided to Landlord prior to commencement of construction), requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request (collectively, “Tenant’s Alterations Information”). Landlord shall be deemed to have approved Tenant’s Alterations Information to the extent Landlord fails to object thereto within said fourteen (14) day period. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Fifty Thousand Dollars ($50,000) in any one instance or One Hundred Thousand Dollars ($100,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect the exterior of the Buildings or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2 Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3 Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4 Any work performed on the Premises or the Building by Tenant or Tenant’s contractors may be done at any time, provided that such work shall not (a) unreasonably interfere with any other work being performed at the Project or (b) in Landlord’s reasonable determination in any manner adversely affect any other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in an professional and suitable work environment. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, and if reasonably requested by Landlord, a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

17.5 Before commencing any Alterations, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.

17.6 Upon the expiration or earlier termination of this Lease, Tenant have shall repaired any damage to the Premises caused by Tenant’s removal of any property from the Premises. If as a result of Tenant’s failure to complete such repair work prior to the expiration or earlier termination of this Lease, Landlord is prevented from or delayed in (a) performing work in the Premises or the Building necessary or desirable in order to prepare the Premises to be marketed or delivered to a subsequent tenant or occupant and/or (b) delivering the Premises to a subsequent tenant or occupant, then Tenant shall pay Rent to Landlord during such repair period as provided herein as if such portion of the Premises were otherwise occupied by Tenant, but limited only to such portion of the Premises as are not actually capable of being occupied for the Permitted Use; provided, however, that Landlord shall have the option, but not the obligation, to perform such repair work on Tenant’s behalf and Tenant shall, within thirty (30) days of receiving an invoice therefore, reimburse Landlord for any costs incurred in connection with such repair work. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7 The Premises plus any Alterations, Signage, Tenant Improvements, attached equipment, decorations, fixtures, trade fixtures, and additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; business and trade fixtures; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

17.8 Notwithstanding any other provision of this Article to the contrary, except the items listed on Exhibit H, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.9 If Tenant shall fail to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10 Tenant shall not be required to pay Landlord for Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision in connection with any Alterations or Tenant Improvements. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11 Intentionally Omitted.

17.12 Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13 Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1 Landlord shall repair and maintain (a) the structural and exterior portions of the Building including roofing and covering materials, foundations, and exterior walls and windows, (b) the life-safety sprinklers and fire panel (including associated monitoring of the fire panel and elevator safety) within the Building, (c) the central boilers and chillers located in the Building that serve the South Campus and (d) the Common Areas of the South Campus and the Project.

18.2 Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted.

18.3 Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice, of which electronic notice in accordance with Section 39 below shall be acceptable, of the need of such repairs or maintenance. Except as otherwise expressly provided in this Lease, Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4 If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease. Notwithstanding the foregoing, no such excavation shall occur that may adversely affect Tenant’s Permitted Use of the Premises.

18.5 This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6 Except where expressly excluded from Operating Expenses under Section 9.1(a) above, costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses.

18.7 Notwithstanding anything to the contrary in this Lease, in the event that (a) a component of a Base Building System (as defined below) that is considered a capital item (pursuant to generally accepted accounting principles) needs to be replaced (as reasonably determined by an independent consultant mutually selected by Landlord and Tenant) (any such item, a “Required Capital Replacement”), and (b) the need for such replacement is not as a result of Tenant’s failure to properly maintain and repair the applicable Base Building System in accordance with this Lease (as reasonably determined by said independent consultant), Landlord shall make such Required Capital Replacement at Landlord’s sole cost and expense (and such costs shall be excluded from Operating Expenses). “Base Building System” means any one of the following to the extent located in the Building: (a) HVAC, (b) elevators, (c) plumbing, mechanical and electrical systems and (d) fire and life safety systems. Except as otherwise expressly set forth in this Section 18.7, nothing in this Section 18.7 shall modify or amend Tenant’s obligations under this Lease with respect to the repair and maintenance of the Premises.

19. Liens.

19.1 Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work or services performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2 Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3 Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within twenty (20) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a current or proposed Lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease.

21. Hazardous Materials.

21.1 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (i) migration of Hazardous Materials from outside the Premises not caused by a Tenant Party or (ii) to the extent such contamination is caused by Landlord’s gross negligence or willful misconduct) or (d) contamination of the Project occurs as a result of Hazardous Materials that are placed on or under or are released into the Project by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

21.2 Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.3 Notwithstanding the provisions of Sections 21.1, 21.2 or 21.9, if (a) any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

21.4 At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.5 If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.

21.6 Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7 Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. If during any period of time needed by Tenant or Landlord after the expiration or earlier termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Landlord is prevented from or delayed in (a) performing work in the Premises or the Building necessary or desirable in order to prepare the Premises to be marketed or to be delivered to a subsequent tenant or occupant, and/or (b) delivering the Premises to a subsequent tenant or occupant, then Tenant shall be deemed a holdover tenant and subject to the provisions of Section 27.2; provided, however, that, in such event, the monthly holdover rent under Section 27.2(a) shall be calculated to exclude any portion of the monthly holdover rent that is allocable to any floor or floors of the Building (if any) that do not contain Hazardous Material in violation of this Lease.

21.8 As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.

21.9 Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.9 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Building, the South Campus or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building, the South Campus and the Project is not greater than New Tenant’s Pro Rata Share of the Building, the South Campus or the Project, as applicable. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.10 If at any time during the Term any Hazardous Material is released, discharged or disposed of on the Property in violation of Applicable Laws, which release, discharge or disposal is not Tenant’s responsibility under this Lease, then (a) Landlord shall take such action with respect thereto as is required by Applicable Laws to be taken by Landlord, and (b) if such release, discharge or disposal was caused by Landlord, then such action will be taken by Landlord at no cost to Tenant (either directly or as an Operating Expense).

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious) in a manner that disturbs or annoys them, and that the Building and the Project will not be damaged by such exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

22.1 Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2 If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and to the extent (a) any such odors are traced back to Tenant’s use of the Premises and (b) Landlord receives (i) one (1) or more complaints from more than one (1) third party with respect to such odors or (ii) more than one (1) complaint from any single third party with respect to such odors, Landlord may require Tenant to abate and remove all such odors in a manner that goes beyond the requirements of Applicable Laws.

22.3 Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4 Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion), unless Landlord failed to construct the Tenant Improvements in accordance with the Tenant Improvement Plans, as the Tenant Improvement Plans may have been updated pursuant to Section 4.5.4 above, and but for such failure such additional measures would not be necessary. Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5 If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Insurance; Waiver of Subrogation.

23.1 Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs that would not be incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect so long as Landlord maintains Ordinance or Law Coverage for the Building, provided that such coverage shall not be less than the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, Workers’ Compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2 In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than Three Million Dollars ($3,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project.

23.3 Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood and such other risks Landlord may from time to time reasonably designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months’ extended period of indemnity if available at commercially reasonable rates.

(d) Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(e) Intentionally Omitted.

(f) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

(g) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), insurance required in Exhibit B-1 must be in place.

23.4 The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

23.5 In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.6 Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.7 Landlord, Tenant and each of their respective insurers hereby waive any and all rights of recovery or subrogation against one another or against the officers, directors, employees, agents and representatives of the other as respects any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder even if such deductible is required to be paid by the party suffering the loss. If necessary, each party agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the other party for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 23.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section 23.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 23.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8 Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

23.9 Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24. Damage or Destruction.

24.1 In the event of a partial destruction of the Premises by fire or other perils covered by extended coverage insurance not exceeding fifteen percent (15%) of the full insurable value thereof (the “Affected Areas”), and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2 In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

24.3 Landlord shall give written notice to Tenant within thirty (30) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4 Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5 In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

24.6 Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure or delays caused by a Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis.

24.7 If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to those portions of the Premises that were originally provided at Landlord’s expense. The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant.

24.8 Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9 Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in Default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10 This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes permitting the parties to terminate this Lease as a result of any damage or destruction).

25. Eminent Domain.

25.1 In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2 In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3 Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4 If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.5 This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes permitting the parties to terminate this Lease as a result of any damage or destruction).

26. Surrender.

26.1 At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3 The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4 The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1 If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, as adjusted in accordance with Article 8, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2 Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred twenty-five percent (125%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages actually suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.3 Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4 The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1 Except to the extent caused by or resulting from Landlord’s negligence or willful misconduct, Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (a) the presence at or use or occupancy of the Premises or Project by a Tenant Party, (b) an act or omission on the part of any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. Subject to Sections 23.7, 28.2 and 31.12, Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold the Tenant Parties harmless from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building, the Property or the Project to the extent directly arising out of Landlord’s gross negligence or willful misconduct.

28.2 Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein, (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of

Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease (provided that this SubSection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

28.3 Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Project, or of any other third party, other than Landlord Parties.

28.4 Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1 Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”); provided that Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.

29.2 In the event Tenant desires to effect a Transfer, then, at least ten (10) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 40.2 (“Required

Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3 Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of Tenant and of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4 The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or the proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;

(d) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(e) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(f) Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(g) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(h) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(i) Tenant shall not then be in Default, which remains uncured;

(j) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(k) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(l) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(m) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;

(n) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(o) Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5 Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6 Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.7 If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.8 If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and during any period that Tenant is in Default, appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

30. Subordination and Attornment.

30.1 This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, however, that as a condition precedent to such subordination Tenant shall receive a commercially reasonable non-disturbance agreement from (a) any mortgagee under a mortgage or beneficiary of a deed of trust covering the Premises, the Building or the Project or (b) landlord under a new lease of the land upon which or within which the Premises, the Building or the Project is located wherein Landlord is tenant (each, a “Mortgagee”). As of the Execution Date, there are no mortgages, deeds of trust or ground leases encumbering the Project.

30.2 Notwithstanding the foregoing, Tenant shall execute and deliver upon demand and receipt of a commercially reasonable non-disturbance agreement such further instrument or instruments evidencing subordination of this Lease to the lien of any future mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such Mortgagee so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request.

30.3 Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Mortgagee.

30.4 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall, subject to the provisions of Section 30.1 above, at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31. Defaults and Remedies.

31.1 Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within seven (7) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (y) eight percent (8%) and (z) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2 No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3 If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4 The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons or vacates the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of seven (7) days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than as described in Sections 31.4(a), 31.4(b), 31.4(h) and 31.4(j)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than ninety (90) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20 or a document required from Tenant under Article 30 above;

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action; or

(j) Tenant fails to cure a breach of Section 16.4 above, where such failure continues for twenty (20) days after written notice thereof from Landlord; provided that, if the nature of Tenant’s default is such that it reasonably requires more than twenty (20) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such twenty (20) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than ninety (90) days after Tenant’s receipt of written notice from Landlord.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5 In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The sum of:

A. The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

B. The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

C. The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

D. Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

E. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or

(ii) At Landlord’s election, as minimum liquidated damages in addition to any (a) amounts paid or payable to Landlord pursuant to Section 31.5(c)(i)A prior to such election and (b) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the “Election Amount”) equal to either (y) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (z) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

As used in Sections 31.5(c)(i)A and B, “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Section 31.5(c)(i)C, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the Discount Rate.

31.6 In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7 If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8 In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9 All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, Landlord shall be required to mitigate its damages with respect to any default by Tenant only to the extent required by Applicable Laws. Any obligation imposed by

Applicable Law upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to any party to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

31.10 Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.11 To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12 Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease. In the event that Landlord shall fail or neglect to keep and perform any of the covenants, conditions and agreements contained herein, and such failure or neglect is not remedied within thirty (30) days (or such additional period as is either otherwise provided herein or as may reasonably be required to correct the failure or neglect with the exercise of due diligence) after receipt of written notice from Tenant specifying the failure or neglect, then Tenant, shall be entitled to seek monetary damages from Landlord for such failure or neglect. Alternatively, If Landlord is in default under this Section 31.12 above of any of its obligations to maintain and repair the Building or any of the systems located in the Building that exclusively serve the Premises (as distinguished from those system in the Building that serve also other areas of the Project), other than as a result of damage or destruction that is governed by the provisions of Article 24 above or a taking by the exercise of the right of appropriation, condemnation or eminent domain that is governed by the provisions of Article 25 above (collectively referred to in this Section 31.12 as the “Self Help Obligations”), and if such default poses a material risk to the Tenant’s property or the health or safety of persons in the Premises, then Tenant may elect as Tenant’s sole and exclusive remedy to perform the Self Help Obligations, subject to the following terms and conditions:

(a) Tenant shall deliver to Landlord and each Mortgagee whose name and address has previously been furnished to Tenant in writing, notice of Tenant’s intention to perform such Self Help Obligations (the “Self Help Notice”), which Self-Help Notice shall describe in reasonable detail Landlord’s default, state Tenant’s intention to exercise its self-help rights under this Section 31.12, including a reasonably detailed description of the Self Help Obligations Tenant intends to perform and, in the case of a Self Help Notice given to a Mortgagee, be given by registered or certified mail. If neither Landlord nor any Mortgagee commences to cure such default within five (5) business days after receipt of the Self Help Notice, then Tenant may take such action as is reasonably necessary to perform the Self Help Obligations identified in the Self Help Notice;

(b) All Self Help Obligations performed by Tenant or its agents pursuant to this Section 31.12 shall be reasonably coordinated with Landlord and must be performed in a good and workmanlike manner, at a reasonable and competitive cost and rate, and shall not void any warranties or guarantees on the Premises or the Building; and

(c) Landlord shall reimburse Tenant for the reasonable out-of-pocket, third party costs of the performance of the Self Help Obligations that are incurred in accordance with the terms of this Section 31.12 (the “Reimbursement Amount”) within thirty (30) days after Tenant’s submission to Landlord of Tenant’s bill therefor, accompanied by receipted, itemized invoices (with reasonable supporting documentation) and unconditional lien releases from all contractors, subcontractors, materialmen and suppliers that performed the work or provided the material or services reflected in such bill (“Tenant Reimbursement Request”). In the event Landlord fails to pay all or any portion of the Reimbursement Amount due Tenant under this Section 31.12(c) within said thirty (30)-day period, Tenant may as its sole remedy for such failure deduct the amount owed by Landlord from the next installment of Base Rent and each subsequent installment of Base Rent due under this Lease until Tenant is fully reimbursed for the Reimbursement Amount. Notwithstanding the foregoing, if Landlord delivers to Tenant a good faith written objection within five (5) business days after receipt of Tenant’s Reimbursement Request setting forth with reasonable particularity Landlord’s reasons for its claim that Landlord is not required to pay all or any specified portion of the Reimbursement Amount, then Tenant shall not deduct said amount unless Landlord fails to pay such amount within thirty (30) days following a Final Determination in Tenant’s favor. As used herein, “Final Determination” means (i) any final unappealable judgment of a court of competent jurisdiction, or (ii) any binding unappealable award granted in any arbitration proceeding in which Landlord and Tenant have agreed in writing to participate. In the event that Tenant obtains a Final Determination in Tenant’s favor, the Reimbursement Amount shall be increased to include interest on the Reimbursement Amount at an annual rate of eight percent (8%) per annum (with such interest commencing to accrue on the date Landlord receives the Tenant Reimbursement Request).

31.13 In the event of any default by Landlord, provided Landlord has previously notified Tenant in writing of the name and address of its Mortgagee, Tenant shall give notice by registered or certified mail to any Mortgagee, and shall offer such Mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure.

32. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1 Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2 A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3 A cash deposit in an amount reasonably determined by Landlord; or

32.4 The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Brokers.

33.1 Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Jones Lang LaSalle (“Tenant’s Broker”) and Scheer Partners (“Landlord’s Broker”) (Tenant’s Broker and Landlord’s Broker, collectively, the “Brokers”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Tenant’s Broker in relation to this Lease pursuant to a separate agreement between Landlord and Tenant’s Broker.

33.2 Each of Landlord and Tenant represents and warrants to the other that no broker or agent has made any representation or warranty relied upon by the other party in each party’s decision to enter into this Lease, other than as contained in this Lease.

33.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4 Each of Landlord and Tenant agrees to indemnify, save, defend (at indemnified party’s option and with counsel reasonably acceptable to the indemnified party) the other and hold the other harmless from any and all cost or liability for compensation claimed by any broker or agent, other than the Brokers, employed or engaged by, or claiming to have been employed or engaged by, the indemnifying party.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2 Landlord shall not be personally liable for any deficiency under this Lease. If Landlord or Tenant is a partnership or joint venture, then the partners of such partnership shall not be personally liable for such party’s obligations under this Lease, and no partner of Landlord or Tenant shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord or Tenant, except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord or Tenant is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for such party’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord or Tenant, shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord or Tenant. If Landlord or Tenant is a limited liability company, then the members of such limited liability company shall not be personally liable for such party’s obligations under this Lease, and no member of Landlord or Tenant shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord or Tenant, except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord or Tenant shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord or Tenant.

35.3 Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1 Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2 The term “Tenant,” as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section. For the avoidance of doubt, if and only to the extent required by Applicable Laws, Tenant may disclose this Lease (including filing a copy of the Lease if, and only if, required by Applicable Laws) in its 8-K filing with the Securities and Exchange Commission.

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in SubSection 39(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with SubSection 39(a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with SubSection 39(b); or (z) upon transmission, if given in accordance with SubSection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10 or 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.

40.1 Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

40.2 To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, but only under the following circumstances (a) following a Default under this Lease, (b) in connection with a sale or financing of the Building or Project or (c) if Landlord has reasonable cause to believe that Tenant’s financial condition has deteriorated and that such deterioration may adversely affect Tenant’s ability to perform its obligations under this Lease, the most recent year-end unconsolidated financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. Notwithstanding the foregoing, if, and so long as (i) GlycoMimetics, Inc. is the Tenant and (ii) GlycoMimetics, Inc. remains a public company, Tenant may satisfy its obligation under this Lease to provide financial statements by providing GlycoMimetics, Inc.’s most recent annual reports filed with the Securities and Exchange Commission.

40.3 Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4 The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5 Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent and, if so, such short form or memorandum shall be recorded at Landlord’s sole cost and expense (which shall not be included in Operating Expenses). Within ten (10) days after receipt of written request from Landlord, Tenant shall execute a termination of any short form or memorandum of lease recorded with respect hereto. Neither party shall record this Lease.

40.6 Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7 Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

40.8 Time is of the essence with respect to the performance of every provision of this Lease.

40.9 Intentionally omitted.

40.10 Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease and, except as otherwise expressly provided in this Lease, Landlord’s obligations under this Lease are independent and shall not be conditioned upon performance by the other party.

40.11 Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

40.12 Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.13 Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.14 This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.15 Each of Landlord and Tenant guarantees, warrants and represents to the other that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

40.16 This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.17 No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.18 No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.19 To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

41. [Intentionally omitted]

42. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1 Base Rent during each Option term shall equal ninety-five percent (95%) of the then-current fair market value for comparable office and laboratory space in the Rockville, Maryland submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”). Tenant may, no more than six (6) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including but not limited to (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including rent escalations and concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness, and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Rockville, Maryland laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least fifteen (15) years’ experience in the leasing of laboratory/research and development space in the Rockville, Maryland submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

42.2 No Option is assignable separate and apart from this Lease.

42.3 An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least six (6) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

42.4 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) At any time after any Default as described in Article 31 of the Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(b) In the event that Tenant has defaulted in the performance of its monetary obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

42.5 The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6 All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease three (3) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

42.7 Notwithstanding anything to the contrary in this Lease, the Premises shall be deemed to contain 30,000 square feet of Rentable Area for purposes of determining Base Rent during any Option term.

43. Right of First Refusal. During the Term, Tenant shall have a continuous and recurring right of first refusal (“ROFR”) as to any rentable premises in the Project for which Landlord is seeking a tenant (“Available ROFR Premises”). To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord receives a final offer from a third party to lease or Landlord delivers a final offer to a prospective tenant to lease Available ROFR Premises, which offer Landlord (or the prospective tenant, as the case may be) is prepared to accept (a “ROFR Offer”), Landlord shall provide written notice thereof to Tenant (the “ROFR Notice”).

43.1 Within ten (10) days following its receipt of a ROFR Notice, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the ROFR Offer, except that (a) the fixed base rent shall be ninety-five percent (95%) of the fixed based rent set forth in the ROFR Offer, (b) the term of the lease of the Available ROFR Premises be the lesser of three (3) years or the term set forth in the ROFR Offer, and (c) any free rent, tenant improvement allowance or other concessions included in the ROFR Offer shall be prorated based upon the length of the term set forth in the ROFR Offer as compared to the length of the term for which Tenant will lease the Available ROFR Premises. If Tenant fails to notify Landlord of Tenant’s election to lease all of the Available ROFR Premises within such ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

43.2 If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFR Premises on the terms set forth in Section 43.1 above, then Landlord shall lease the Available ROFR Premises to Tenant on the terms and conditions set forth in Section 43.1 above.

43.3 If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises or (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate a lease of the Available ROFR Premises to any third party on any terms and conditions Landlord desires. If Landlord does not consummate a lease of the Available ROFR Premises within one hundred and eighty (180) days of Tenant’s election (or deemed election) not to lease the Available ROFR Premises, then the ROFR shall be reinstated, and Landlord shall not thereafter lease Available ROFR Premises without first complying with the procedures set forth in this Section 43.3.

43.4 Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that a Default exists and is continuing. Any attempted exercise of the ROFR during a period of time in which a Default exists and is continuing shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant three (3) or more notices of monetary default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

43.5 Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

43.6 If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.

43.7 Notwithstanding anything to the contrary, the ROFR and all of Tenant’s rights under this Article 43 are subject to any existing (as of the Execution Date) rights of other tenants at the Project (including, without limitation, rights of extension, renewal, expansion, refusal, offer, etc.).

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-MEDICAL CENTER DRIVE LLC,

a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

GLYCOMIMETICS, INC.,

a Delaware corporation

By:	/s/ Rachel K. King
Name:	Rachel K. King
Title:	CEO

EXHIBIT A

PREMISES

EXHIBIT B

TENANT IMPROVEMENT PLANS

Turn-key scope/specs:

MILLWORK

•	All millwork shall meet the applicable standards of AWI, ASTM, BHMA, NEMA, ANSI, and APA. Casework shall be constructed in accordance with AWI Standard 01600 Division A.

•	Qty of 23 Epoxy resin top wood casework benches in the Laboratory area with one sink and one fume hood per bench to match existing Lab casework. Only a total of 19 benches will be equipped with fume hoods. One sink for every two back to back benches.

•	Laboratory casework, workstations, fume hoods, sinks, service fittings and fixtures shall be furnished by the same supplier.

•	New Laboratory casework shall match existing.

•	Existing pantry millwork on Floors 1 and 2 shall be protected and cleaned.

•	New reception desk – $10,000 allowance

DOORS / FRAMES / HARDWARE

•	New doors and frames to be solid core paint grade and painted to match existing, building standard

•	All offices and rooms should have locksets keyed to master

•	Frames to be 16ga primed steel hollow metal jambs with integral trim with 2” faces and minimum depth of stop of 5/8”.

•	Hardware for new doors to match building standard, Schlage D-series, cylindrical, lever handle lockset, match tenant or landlord finishes. Hardware to include lockset, latch, strike faceplates, hinges, wall or floor stops, coat hooks and silencers.

•	All locksets to be keyed to building master and tenant master

•	Suite entry doors are existing to remain, prepped to accept tenants security access control system.

GLASS / GLAZING

•	3/8” thick clear glass 18” frameless sidelights with aluminum channel at floor and recessed in ceiling at all offices and conference rooms

DRYWALL / ACOUSTICAL

•	INTERIOR CEILING HIGH PARTITIONS: 2-1/2” 25 ga. galvanized steel studs on 16” centers installed from ceiling grid with one layer of 5/8” gypsum wallboard on each side with acoustical sealant top and bottom perimeter, taped and sanded ready for paint condition to underneath of suspended ceiling with (fastmask) finish bead at top of partition.

•	Interior ceiling high partitions for all new partitions except where noted below.

•	INTERIOR SLAB TO SLAB PARTITIONS: 2-1/2” 25 ga. galvanized steel studs from slab to slab on 16” centers with one layer of 5/8” gypsum wallboard on each side slab to slab, 21/2” thick mineral fiber blanket batt insulation installed in entire cavity slab to slab with acoustical sealant continuous at perimeter top and bottom, taped and sanded ready for paint condition.

•	Interior slab to slab partitions required at all conference room partitions, LAN/Server Room, Storage Rooms, and walls between offices. Existing to remain walls at these locations that are not slab to slab shall be upgraded by adding drywall above the ceiling up to the slab above.

•	All existing partitions to be patched, repaired and prepped to receive new paint or specialty wall finish.

•	Building standard white tegular ceiling tile and 9/16” ceiling grid system by Armstrong throughout except at Laboratory; match existing.

•	Mylar coated (cleanable) ceiling tile in the Laboratory to match existing Laboratory ceiling

FLOORING

•	CARPETING: All carpeting shall be installed with the quick release method meeting the following criteria:

•	Tufted Yarn Weight: 28 oz. minimum

•	Passes all flammability testing including the Pill Test, ASTM E-648 Class I Radiant Panel Test, and Smoke Density Test ASTM E-662

•	Static Testing by the AATCC-134 at less than 3.5 KV by an approved manufacturer such as Shaw, Interface, Collins and Aikman or equal.

•	VCT: Standard 12” x 12” vinyl composition tile, Armstrong Standard Excelon.

•	BASE: Johnsonite (1/8”) 4” cove base (mixture of vinyl base and carpet base) at carpet areas, 4” cove at VCT of Johnsonite Tight Lock wall base system. Maximum manufacturer’s available lengths.

•	Where existing flooring is not affected by space plan alterations, existing floor to remain.

•	All office space – new 2x2 building standard carpet tiles.

•	New vinyl base at carpet and VCT areas

•	Laboratory – match existing

•	Storage Rooms – VCT

•	Pantry / Lunchroom – VCT

•	Telephone room – VCT

PAINT / WALLCOVERINGS

•	Walls, partitions, columns, peripheral enclosures shall be painted with one coat of primer and two finish coats of latex paint. All metal surfaces to be painted with one enamel undercoat and two enamel semi-gloss finish coats over shop prime coat. Colors to be specified by tenant.

•	Office wall surfaces to be prepped and receive paint, eggshell finish.

•	Laboratory wall surfaces to be prepped and receive paint, semi-gloss finish.

APPLIANCES

•	Refrigerator, freezer with ice maker and water dispenser for Pantry, both floors

•	Dishwasher for one Pantry

•	One microwave each Pantry

•	Water heater as required

SPECIALTIES

•	2 (4’x8’) sheets of plywood on walls in LAN Room

•	Exterior signage

•	Interior rooms and workstation signage

•	Corporate identification signage at reception

SPRINKLER / FIRE ALARM

•	Modify sprinkler and fire alarm systems as required to accommodate new space plan HVAC

•	Dedicated VAV and thermostat at each conference room

•	Add supplemental cooling unit in LAN room

•	Add VAV boxes as needed to accommodate new space plan

•	Modify HVAC to accommodate new space plan and convert first floor HVAC to return air system for office space (i.e. not single pass)

•	Diffusers – Titus perforated diffusers, building standard.

•	Returns – Titus perforated return grills, building standard.

•	Transfer Air Ducts/Openings as required

•	Engineer to prepare air balance plans

•	Full air balance

•	All new and existing VAV boxes to have thermostats on base building energy management system

•	In Laboratory space, provide manifold system of two fume hood exhaust ducts with a single exhaust fan, galvanized ductwork is acceptable

•	Fume hoods to be 6’ – 0” chemical fume hood.

PLUMBING

•	Water line supply for countertop coffee maker at each Pantry

•	Plumbing connections for Pantry sink and appliances

•	Water heaters as required

•	Water line supply to Tenant provided RODI system

•	Sink with hot and cold water supply and clinical solvent drain; sinks to be acid resistant self-rimming sinks; faucets to have wrist lever and hands free operation, goose neck spout, and serrated hose connection

ELECTRICAL

•	Three duplex outlets in each office

•	One ring and string for data cabling adjacent to power outlet on wall opposite door

•	Systems furniture workstation power and ring and string for cabling connection

•	Floor boxes at each conference room. Rough-in pathways from floor boxes to displays. Power for projectors in each conference room.

•	Printer power – 4 dedicated outlets and ring and string for printer/copier throughout space, in locations TBD by Tenant

•	Mail room power: 8-10 duplex outlets at countertop height; 4 dedicated outlets for printer, fax, plotter, and other equipment

•	Workstation power via core drill, off column, or power pole

•	Power for new appliances in Pantries as required. Dedicated circuit for each microwave.

•	four 30amp twist lock plugs in Server Room fed from emergency power system

•	Dedicated quad outlet in LAN Room for security

•	Emergency power distributed as currently existing, including for specialty areas for freezers and refrigerators.

•	Use base building fire alarm vendor to upgrade / modify system as required to meet code.

LIGHTING

•	2x2 building standard recessed direct / indirect recessed lighting throughout; emergency lighting on battery back-up or building generator as required to meet code and emergency operations in Lab Space; lamp type to be building standard

•	Occupancy sensors to replace all existing office light switches as required to meet code

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1. Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2. Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

3. Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.

4. Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5. Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6. Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.

b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident

B-1-1

c. Employer’s Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$500,000 $500,000 $500,000

d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor’s work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

B-1-2

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [        ], 20[    ], with reference to that certain Lease (the “Lease”) dated as of [        ], 20[    ], by GLYCOMIMETICS, INC., a Delaware corporation (“Tenant”), in favor of BMR-MEDICAL CENTER DRIVE LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Premises for use in accordance with the Permitted Use on [        ], 20[    ]. Tenant first occupied the Premises for the Permitted Use on [        ], 20[    ].

2. The Premises are in good order, condition and repair.

3. The Tenant Improvements are Substantially Complete.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises[, except [                    ]].

5. In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [        ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [        ], 20[    ].

6. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

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C-1

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

GLYCOMIMETICS, INC.,
a Delaware corporation

By:
Name:
Title:

C-2

EXHIBIT D

AMENITIES AREA

D-1

D-2

EXHIBIT E

(Intentionally Omitted)

E-1

EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. No Tenant Party shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project. Movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6. Tenant shall not use any method of HVAC other than that present at the Project and serving the Premises as of the Possession Date, without first complying with the provisions of Article 17 of the Lease.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9. Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Areas shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials; provided, however, that Tenant is encouraged to participate in the waste removal and recycling program in place at the Project.

10. The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16. Tenant shall not permit any animals in the Project, other than for guide animals or for use in laboratory experiments.

17. Bicycles shall not be taken into the Building(s) except into areas designated by Landlord.

18. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20. Smoking is prohibited inside the Buildings, but is permitted in designated outdoor areas of the Project.

21. The Project’s hours of operation are currently 24 hours a day, seven days a week.

22. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a quarterly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

24. If Tenant desires to use any portion of the Common Area for a Tenant-related event, Tenant must notify Landlord in writing at least thirty (30) days prior to such event on the form attached as Attachment 1 to this Exhibit, which use shall be subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease or the completed and executed Attachment to the contrary, Tenant shall be solely responsible for setting up and taking down any equipment or other materials required for the event, and shall promptly pick up any litter and report any property damage to Landlord related to the event. Any use of the Common Area pursuant to this Section shall be subject to the provisions of Article 28 of the Lease.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties. In the event of a conflict between the terms and conditions of these Rules and Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.

ATTACHMENT 1 TO EXHIBIT F

REQUEST FOR USE OF COMMON AREA

[TENANT LETTERHEAD]

VIA [    ]

[Date]

BMR-Medical Center Drive LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Senior Director, East] Coast Operations

Re:	Notice of Request to Use Common Area

To Whom It May Concern:

GlycoMimetics, Inc. requests that it have use of the common area as described below:

Event Description:

Date:

Location at Property:

Number of Attendees:

Open to the Public? [ ] YES [ ] NO

Food and/or Beverages? [ ] YES [ ] NO

If YES:

•	will alcohol be served (Note: Proof of an insurance endorsement for serving alcohol must be provided) [ ] YES [ ] NO

•	please describe:

Other Amenities (tent, band, etc.):

Other Event Details:

Please let us know at your earliest convenience whether such use is approved.

Sincerely,

[Name]

[Title]

F-1-1

To Be Completed by Landlord:

[    ] APPROVED    DENIED [    ]

The following conditions apply to approval (if approved):

1.

2.

3.

4.

5.

BMR-MEDICAL CENTER DRIVE, LLC

By:

Name:

Its:

Date:

F-1-2

EXHIBIT G

[Intentionally Omitted]

G-1

EXHIBIT H

TENANT’S PERSONAL PROPERTY

Tenant’s Signage

H-1

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-Medical Center Drive LLC 17190 Bernardo Center Drive San Diego, California 92128
Attention: Vice President, Real Estate Legal

BioMed Realty, L.P.
17190 Bernardo Center Drive San Diego, California 92128

Re:	Certain premises at 9708 Medical Center Drive, Rockville, Maryland (the “Premises”) located within certain real property located at 9704, 9708, 9712 and 9714 Medical Center Drive, Rockville, Maryland (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [        ], 20[    ]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [                    ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [        ], 20[    ].

2. Tenant took possession of the Premises, currently consisting of [                    ] square feet, on [        ], 20[    ], and commenced to pay rent on [        ], 20[    ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [                    ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [        ], 20[    ]. There is no prepaid rent[, except $[        ]][, and the amount of security deposit is $[        ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[        ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[        ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6. To the actual knowledge of Tenant, all work to be performed for Tenant under the Lease has been performed as required under the Lease[, except [                    ]].

7. All work that has been performed for Tenant under the Lease has been accepted by Tenant[, except [                    ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

I-1

8. The Lease is (i) in full force and effect, (ii) free from default by Tenant and free from any event that could become a default by Tenant under the Lease, (iii) to the best of Tenant’s knowledge free from default by the landlord and free from any event that could become a default by the landlord under the Lease, (iv) to the best of Tenant’s knowledge, Tenant has no claims against the landlord or offsets or defenses against rent, and (v) Tenant has no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [                    ]].

9. Tenant has the following expansion rights and no options to purchase the Property:

10. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

11. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [    ] day of [        ], 20[    ].

GLYCOMIMETICS, INC.,
a Delaware corporation

By:
Name:
Title:

I-2

EXHIBIT J

TENANT’S GENERATOR

1. Right to Install. Subject to the terms and conditions set forth below, during the Term Tenant shall have the right to install a supplemental backup generator to serve the Premises (and only the Premises) (“Tenant’s Generator”) in the area shown on Schedule 1 attached hereto (“Approved Generator Area”). Tenant shall have the right to designate the exact location of Tenant’s Generator within the Approved Generator Area (the area so designated, the “Generator License Area”). Tenant’s right to install and use Tenant’s Generator within the Generator License Area is subject to Tenant’s compliance with all Applicable Laws, including, without limitation, local noise ordinances or standards and laws applicable to screening.

2. Landlord’s Approval. Tenant shall submit to Landlord for Landlord’s prior review and approval plans and specifications and working drawings (the “Generator Plans”) for Tenant’s Generator, including specifications sheets on Tenant’s Generator, a detailed list of the equipment and wiring to be installed connecting Tenant’s Generator to Building’s electrical system, if any, and plans for the installation of adequate screening for Tenant’s Generator. The Generator Plans shall not be materially changed without Landlord’s prior written approval, which shall not be unreasonably withheld and compliance with the provisions of this Exhibit J.

3. Conditions of Tenant’s Installation. Tenant shall bear all of the cost and expense of designing, purchasing, installing, operating, maintaining, repairing, removing, if applicable, and replacing Tenant’s Generator, and for repairing and restoring any damage to the Property or to Landlord’s or any other person’s property arising therefrom. Tenant’s contractor shall be preapproved by Landlord, which approval shall not be unreasonably withheld. Tenant shall also be responsible for any and all federal, state and municipal governmental permits, approvals, licenses and certificates necessary for the installation and operation of Tenant’s Generator and shall comply with the terms and provisions of Article 17 of this Lease to the extent not inconsistent with the terms and provisions of this Exhibit J and with all Applicable Laws. Tenant shall provide Landlord with reasonable notice [which shall not be less than fourteen (14) days] prior to commencing installation of Tenant’s Generator, and agrees to afford Landlord the opportunity to be present for all such work, provided that only subsequent notice within a reasonable time shall be required in the case of an emergency that presents an immediate danger. Tenant, at its expense, shall at all times keep Tenant’s Generator in good order, condition and repair and the Generator License Area neat and clean.

4. Special Rules and Regulations. In no event shall Tenant’s Generator or any appurtenant wiring or equipment interfere with or otherwise adversely affect any of the Building systems and Tenant shall perform adequate testing from time to time to ensure compliance with the foregoing requirement. If Landlord has reasonable cause to believe that the Generator Plans may pose safety concerns for the Project or its occupants then, upon Landlord’s written request, Tenant shall deliver to Landlord a report from a licensed engineering firm stating that the Generator Plans do not pose any safety concerns to the Project or its occupants, and that the Generator License Area can safely accommodate Tenant’s Generator (the “Generator Report”). The installation of Tenant’s Generator, excluding any necessary penetration of the exterior of the Building or any other structure at the Project, shall be performed by Tenant’s contractor (which shall have been preapproved by Landlord). Landlord may retain the services of a structural or other engineer to monitor the installation of Tenant’s Generator and related equipment at no cost to Tenant, as well as to review the Generator Report, and Tenant shall comply with any recommendation in the Generator Report and those recommendations arising from Landlord’s review of same.

5. Use; Testing. Tenant shall use commercially reasonable efforts to conduct all testing and maintenance of Tenant’s Generator during Business Days after 6:00 p.m. and before 7:00 a.m. the next morning, or on weekends or holidays; provided, however, if a tenant or other occupant in the Project, or an adjacent property owner or neighbor complains to Tenant or Landlord, Tenant shall adjust Tenant’s testing and maintenance schedule to address the complaint. In addition, Tenant may test Tenant’s Generator during Business Hours (with each test lasting no Tenant’s than thirty (30) minutes in duration) in the event of the necessity of emergency repairs to the Tenant’s Generator.

6. No Representations or Warranties. Landlord is not making any representation or warranty to Tenant regarding Tenant’s ability to install a generator at the Property in accordance with Applicable Laws and any CC&Rs or as to the condition of the Approved Generator Area. Tenant acknowledges that (a) Tenant is responsible for ensuring that the installation of Tenant’s Generator in the Generator License Area is permitted under the Applicable Laws and any CC&Rs, and (b) Tenant’s ability to install Tenant’s Generator in the Generator License Area (or elsewhere at the Project) is not a condition precedent to the obligations of Tenant under this Lease.

7. Right to Relocate. Landlord shall have a right from time to time if Landlord has reasonable cause to do so, to relocate the Approved Generator Area to a new location designated by Landlord and reasonably acceptable by Tenant, in which case, Tenant shall (subject to reimbursement as expressly set forth below and subject to the requirements of this Section 7), relocate Tenant’s Generator to the new Approved Generator Area (with the exact location of Tenant’s Generator within the new Approved Generator Area being designated by Tenant and from and after such relocation being the “Generator License Area”), repair any damage caused by such relocation, and the original Generator License Area to its condition prior to the installation of Tenant’s Generator. Landlord shall reimburse Tenant for Tenant’s reasonable, actual out-of-pocket costs to relocate Tenant’s Generator to the new Generator License Area, to repair any reasonably expected damage caused by such relocation, and to restore the original Generator License Area, but in no event shall Landlord be obligated to reimburse Tenant for any costs to remove, remedy, contain or treat any Hazardous Materials placed in, on or about the original Generator License Area by any Tenant Party, which shall be the sole responsibility of Tenant. Notwithstanding the foregoing, if Tenant’s Generator is not in compliance with this Exhibit J, then Tenant shall be solely responsible for the costs to comply, including, without limitation, the costs of removing or relocating Tenant’s Generator if required as a result of any non-compliance.

8. Removal. Upon the expiration or earlier termination of the Term, Tenant’s Generator shall remain in the Generator License Area and shall be surrendered to Landlord, or at Landlord’s option, Tenant shall remove the Generator, repair any damage caused by such removal, and otherwise restore the Generator License Area to its condition prior to the installation of Tenant’s Generator. Removal of the Generator shall include (i) complete removal and proper de-commissioning of the Generator and the connecting lines in their entirety by a licensed electrician, and (ii) complete removal of any the fuel tanks (and the Property remediated, as necessary), by a technician/contractor who is properly licensed to conduct such removal and remediation in accordance with Applicable Laws. If Tenant fails to so remove Tenant’s Generator within thirty (30) days following the expiration or earlier termination of the Term, then, at the option of Landlord, Tenant’s Generator shall be deemed abandoned and may be claimed by Landlord or removed and disposed of by Landlord at Tenant’s expense. Tenant shall reimburse Landlord for any costs and expenses incident to such removal, storage and disposal of Tenant’s Generator.

9. Landlord Exculpation. Without limiting the provisions of Section 23.6 of this Lease, Tenant assumes full responsibility for protecting from theft or damage Tenant’s Generator and any other tools or equipment that Tenant may use in connection with the installation, operation, use, repair, maintenance, replacement, upgrade or removal of Tenant’s Generator, assumes all risk of theft, loss or damage, and waives all Claims with respect thereto against the Landlord Parties, including any Claims caused by any active or passive act or omission of any Landlord Party or by any act or omission for which liability without fault or strict liability may be imposed, except only, with respect to any Landlord Party, to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Landlord Party and not covered by the insurance required to be carried by Tenant hereunder, or except to the extent such limitation on liability is prohibited by Applicable Laws. Further, in no event shall any Landlord Parties be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, resulting from damage to, or any failure or interruption of use of, Tenant’s Generator, however occurring. The foregoing provisions of this Section 9 shall survive the expiration or earlier termination of the Term.

10. Insurance; Indemnification. Tenant shall cause the insurance policies required to be maintained pursuant to Section 23.3 of this Lease to cover the installation, presence, use, operation, maintenance, repair, replacement, upgrading and removal of Tenant’s Generator. Without limiting the provisions of Section 28.1 of this Lease, Tenant hereby agrees to indemnify, defend, protect and hold harmless the Landlord Parties from any Claims suffered or imposed upon or asserted against any Landlord Party in connection with or arising from the use or operation by any Tenant Parties of Tenant’s Generator, whether occurring before, during, or after the expiration or earlier termination of the Term. The foregoing indemnification shall apply regardless of any active or passive negligence of the Landlord Parties and regardless of whether liability without fault or strict liability may be imposed upon the Landlord Parties; provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section 10 shall be inapplicable (a) to the extent such Claims arise or result from the negligence or willful misconduct of such Landlord Party or (b) to the extent such obligations are prohibited by Applicable Laws. The foregoing provisions of this Section 10 shall survive the expiration or earlier termination of the Term.

SCHEDULE 1 TO

EXHIBIT J

APPROVED GENERATOR AREA

9704
J Craig Venter Institute
9708
9712
9714

= **Acceptable Generator Location**